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                         October 25, 2022

       Terrence A. Duffy
       Chief Executive Officer
       CME Group Inc.
       20 South Wacker Drive
       Chicago, Illinois 60606

                                                        Re: CME Group Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 17,
2022
                                                            File No. 001-31553

       Dear Terrence A. Duffy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program